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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

ENGlobal Corporation                               CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
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                  ENGLOBAL PROVIDES ENGINEERING SEGMENT UPDATE

HOUSTON, TX, DECEMBER 6, 2005 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering services, today reported that its wholly-owned subsidiary, ENGlobal Engineering, Inc. ("EEI"), has received several contract awards:

     1. EEI has been awarded a project from a manufacturer of construction materials and entered into a Global Engineering Contract whereby ENGlobal will design, build and install a rubberized asphalt mixing and delivery system. The contract, which the Company anticipates will be completed in the second quarter of 2006, is expected to generate revenues of approximately $4.6 million and will be performed in the Company's Houston engineering office.

     2. EEI and its wholly-owned subsidiary, ENGlobal Automation Group, Inc. ("EAG"), have entered into a contract to supply the initial front end design of a new central control building for a Gulf Coast refinery. The project includes upgrading the customer's existing distributed control system, as well as performing preliminary architectural layout and design, and an operational effectiveness study. The Company believes that the initial phase of this multi-year project will result in revenue of approximately $1 million.

     3. Another Gulf Coast refinery has awarded EEI a contract to supply engineering and detailed design for its steam methane reformer and cogeneration electrical offsites. This project, which will be performed primarily in the Company's Beaumont engineering office, includes power distribution, fiber optic communication, and advanced Supervisory Control and Data Acquisition (SCADA). The Company expects that the first phase of this project will result in revenues of approximately $1.5 million.

     4. In December 2005, EEI's Polymers and Chemicals division, based in Houston, will complete an automated rail car loading system for a Gulf Coast polyethylene plant. The plant, owned by a global supplier of petrochemicals and polymers, supports a polyethylene capacity of one billion pounds per year. Utilizing resources from multiple ENGlobal offices, the contract has generated approximately $1.1 million in revenue.


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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com
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ENGlobal Corporation Press Release
December 6, 2005
Page 2


As previously reported, in June 2005, EEI signed a Notice to Proceed with a major West Coast refiner to provide preliminary engineering services for the construction of a sulfur recovery facility. A definitive contract has now been negotiated and executed, under which ENGlobal believes it will receive revenues of approximately $19 million. ENGlobal Sulfur Group will perform the majority of work on this project, which represents the first major engineering, procurement and construction (EPC) contract for the Company's Dallas office that uses ENGlobal's licensed technology for sulfur recovery and tail gas treating.

"The Company expects increased capital spending in the energy sector over the next several years," said Michael L. Burrow, P.E., President and Chief Executive Officer of ENGlobal Corporation. "ENGlobal plans to support a mixture of client initiatives, including grassroots plants, retrofitting existing facilities, and automation-related opportunities. These types of capital projects, together with those generated from regulatory mandates, should result in higher proposal activity for the foreseeable future."


About ENGlobal Corporation
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ENGlobal Corporation provides engineering services and systems principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering services group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and process-related industries, and provides services and products that support the advanced automation and environmental technology fields. The Company, with its subsidiaries, now employs over 1,700 employees in 14 offices and occupies over 300,000 square feet of office and manufacturing space. In 2004 and 2005, ZweigWhite named ENGlobal the #1 fastest growing engineering firm in the United States, and in 2003, ZweigWhite named ENGlobal the #2 ranked fastest growing engineering firm in the United States. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to,(1) the Company's ability to achieve its business strategy while effectively managing costs and expenses,
(2) the Company's inability to accurately assess the future financial impact of Hurricane Rita on the Company's earnings, and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Among other matters, there can be no assurance that the Company will provide significant services under its new contracts or that the provisions of those services will be profitable. In addition, reference is hereby made to cautionary statements and risk factors set forth in the Company's most recent reports on Form 10-K and 10-Q, and in other SEC filings.


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